Exhibit 4.3

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

AND CERTIFICATE OF COMPLIANCE WITH SECTION 27 THEREOF

Second Amendment (the “Amendment”), dated as of February 19, 2003, between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare (formerly known as American Securities Transfer and Trust, Inc.), as rights agent (the “Rights Agent”), to the Rights Agreement dated as of December 4, 1996, as amended as of December 31, 2001 (the “Rights Agreement”); capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and Enzon (as defined below) shall enter into the Merger Agreement (as defined below), pursuant to which, among other things, the Company and Enzon shall effect a business combination;

WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as defined in the Rights Agreement and as amended below) as of the date hereof, and the Company deems it necessary and advisable to amend the Rights Agreement in accordance with Section 27 thereof;

NOW THEREFORE, the parties hereto agree as follows:

1.    Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing the word “and (B)” in the second sentence thereof with the following:

“, (B) none of Holdco (as such term is hereinafter defined) nor Enzon (as such term is hereinafter defined) nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Reorganization dated as of February 19, 2003 (the “Merger Agreement) between the Company and Enzon Pharmaceuticals, Inc. (“Enzon”), pursuant to which the Company and Enzon would become wholly owned subsidiaries of a newly organized Delaware corporation (“Holdco”), as more fully described therein, as the Merger Agreement may be amended from time to time in accordance with its terms, and (C)”

2.    Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be amended from time to time in accordance with its terms”

3.    Amendment to Section 7. Section 7 of the Rights Agreement is hereby amended by inserting the following clause (ii) after clause (i) thereof, and changing the numbering of clauses (ii) and (iii) to clauses (iii) and (iv), respectively:

“(ii) the Effective Time (as defined in the Merger Agreement),”

4.    Effectiveness.    This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.    Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.

6.    Miscellaneous.    This Amendment shall be deemed a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

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IN WITNESS WHEREOF, the undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company dated as of February 19, 2003, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Rights Agreement.

NPS PHARMACEUTICALS, INC.

By:	/S/ HUNTER JACKSON, PH.D.

Name:	Hunter Jackson, Ph.D.

Title:	President and Chief Executive Officer

Acknowledged and Agreed:

COMPUTERSHARE, as Rights Agent

By:	/S/ KELLIE GWINN

Print Name:	Kellie Gwinn

Title:	Vice President

COMPUTERSHARE, as Rights Agent

By:	/S/ THERESA HENSHAW

Print Name:	Theresa Henshaw

Title:	Operations Manager/Trust Officer